As filed with the Securities and Exchange Commission on July 2, 2002
Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Documentum, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4261421
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6801 Koll Center Parkway

Pleasanton, California 94566
(925) 600-6800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David DeWalt

President and Chief Executive Officer
Documentum, Inc.
6801 Koll Center Parkway
Pleasanton, California 94566
(925) 600-6800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James F. Fulton, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

4 1/2% Senior Convertible Notes due April 1, 2007	$125,000,000	100%	$125,000,000	$11,500

Common Stock, par value $.001 per share(2)	—(3)	—(4)	—(4)	—(4)

(1)	Estimated solely for the purpose of calculating the amount of registration fee in accordance with Rule 457(i) of the Securities Act of 1933, as amended.

(2)	Each share of the registrant’s common stock being registered hereunder, if issued prior to the termination by the registrant of its rights agreement, includes Series A junior participating preferred stock purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the registrant’s common stock and have no value except as reflected in the market price of the shares to which they are attached.

(3)	Pursuant to Rule 457(o) of the Securities Act, this registration statement also covers such indeterminate number of shares of common stock that may be issued from time to time upon conversion of the 4 1/2% Senior Convertible Notes registered hereby. Also includes, pursuant to Rule 416, such number of shares that may be issued as a result of stock splits, stock dividends and antidilution provisions.

(4)	Pursuant to Rule 457(i) of the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the 4 1/2% Senior Convertible Notes because no additional consideration will be received by the registrant.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2002

PROSPECTUS

$125,000,000

Documentum, Inc.
4 1/2% Senior Convertible Notes
Due April 1, 2007
and
4,163,312 Shares of Common Stock Issuable Upon
Conversion of the Notes

        We issued the notes in a private placement in April 2002. This prospectus will be used by selling security holders to resell their notes and the common stock issuable upon conversion of such notes.

      The notes are convertible, at the option of the note holder, at any time prior to maturity into shares of our common stock at an initial conversion price of $30.02 per share, subject to adjustments in certain circumstances. This is equivalent to a conversion rate of 33.3065 shares per $1,000 principal amount of notes. The notes are our senior unsecured obligations and will rank equal in payment with all other senior unsecured indebtedness. The notes will effectively rank behind all of our secured debt to the extent of the value of the assets securing those debts, and will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries. We will pay interest on the notes on April 1 and October 1 of each year, beginning on October 1, 2002. The notes will mature on April 1, 2007 unless either converted or redeemed.

      We may redeem some or all of the notes on or after April 5, 2005 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest. Holders may also require us to repurchase the notes upon specified types of change-in-control transactions.

      Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system or any securities exchange. Our common stock is quoted on the Nasdaq National Market under the symbol “DCTM.” On July 1, 2002, the last reported sale price of our common stock was $11.36 per share.

      The selling security holders will receive all of the net proceeds from the sale of the securities and will pay all underwriting discounts and selling commissions. We are responsible for the payment of other expenses incident to the registration of the securities.

       Investing in the notes or the common stock offered by this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002

PROSPECTUS SUMMARY
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
Exhibit 4.1
Exhibit 4.3
Exhibit 5.1
Exhibit 12.1
EXHIBIT 25.1

      You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, the notes and the shares of our common stock issuable upon conversion of the notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the notes or shares.

PROSPECTUS SUMMARY

      Because this is a summary, it may not contain all information that may be important to you. Before making an investment decision, you should read carefully the entire prospectus, including the risks of investing discussed under “Risk Factors,” beginning on page 4, the information to which we refer you, the information incorporated by reference and the financial statements included in our other filings with the SEC.

About Documentum

      We are a provider of enterprise content management (ECM) software solutions that bring intelligence and automation to the creation, management, personalization, and distribution of vast types of content — documents, Web pages, Extensible Markup Language (XML) files and rich media — in one common content platform and repository. Our platform makes it possible for companies to distribute content globally across all internal and external systems, applications and user communities, while maintaining brand and user experience. Our primary objective is to strengthen our technology position by continuing to evolve our solution through offering full-spectrum enterprise content management in a single, fully-integrated platform.

      In 1999, we introduced Documentum 4iTM, an open, standards-based ECM platform. This platform allows for the creation, management and personalization of content and the delivery of that content to a wide variety of information devices, including the Web, cellular phone, pager, fax machine, printer, CD or PDA device. In addition to Documentum 4i, we offer the following five packaged editions that offer a tailored mix of core technology from Documentum 4i:

•	Documentum 4i Web Content Management Edition for creating, managing, personalizing, and delivering dynamic content across the Web;

•	Documentum Digital Asset Management (DAM) Edition for use in providing unique capabilities for organizations that produce and distribute broadcast-quality digital and physical assets, such as media and entertainment and broadcast companies;

•	Documentum 4i Portal Content Management Edition for extending and enhancing portal capabilities by transforming corporate portals into interactive e-business tools that allow users within and beyond the enterprise to access and act on trusted content;

•	Documentum 4i B2B Content Management Edition for enabling seamless business-to-business content exchange, global inter-enterprise business processes, information supply chain integration and rapid B2B application development; and

•	Documentum 4i Content Management Compliance Edition for allowing compliance with standards and regulatory rulings that govern how a company does business. This Edition provides the full set of products required to control, audit, report and secure trusted content.

      More than 1,400 organizations worldwide rely on Documentum solutions to enable content-rich interactions with customers, business partners and employees. We sell and market our products through our own direct sales teams, both in the field and through in-house corporate telesales, as well as through complementary indirect channels primarily consisting of key systems integrators, distributors, technical partners and ASPs.

      Our objective is to be the leader in enterprise content management. To achieve this objective, our strategy includes maintaining our leadership in the enterprise content management market, expanding our channel reach and effectiveness, expanding our global presence, increasing brand awareness, and leveraging our deep vertical presence.

      We were incorporated in Delaware in January 1990. As of May 31, 2002, we had 952 employees. We currently have 13 sales offices in the United States, nine sales offices in Europe and one office in each of Canada, Japan, Korea, Hong Kong, Mexico, Singapore, Taiwan and Australia as well as distributors in Europe, the Middle East, Asia-Pacific, Latin America and South Africa. Our principal executive offices are located at 6801 Koll Center Parkway, Pleasanton, California, 94566, and our telephone number is (925) 600-6800.

The Offering

      The following is a brief summary of some of the terms of the notes offered for resale by this prospectus. For a more complete description of the terms of the notes, see “Description of the Notes” in this prospectus.

Notes Offered	$125,000,000 principal amount of our 4 1/2% Senior Convertible Notes due April 1, 2007.

Interest	The notes will bear interest at an annual rate of 4 1/2%. We will pay interest on the notes semiannually in arrears on April 1 and October 1 of each year, commencing on October 1, 2002.

Maturity of Notes	April 1, 2007.

Conversion Rights	The notes will be convertible into 33.3065 shares of our common stock, par value $0.001 per share, per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of approximately $30.02 per share. See “Description of the Notes — Conversion Rights.”

Redemption of Notes at our Option	We may redeem all or a portion of the notes, at our option, on or after April 5, 2005 in cash at the redemption prices set forth in this prospectus, plus accrued and unpaid interest to, but excluding, the redemption date. See “Description of the Notes — Redemption of Notes at our Option.”

Change in Control	Upon a change in control transaction, each holder may require us to purchase for cash all or a portion of the holder’s notes at 100% of the principal amount, plus any accrued and unpaid interest to the purchase date.

Ranking	The notes will be:

• senior unsecured obligations;

• equal in rank with all of our other senior unsecured indebtedness;

• junior to all of our existing and future secured debt to the extent of the value of the assets securing those debts; and

• structurally subordinated to all existing and future liabilities of our subsidiaries, including trade payables.

As of June 1, 2002, we and our subsidiaries had approximately $190,000 of secured indebtedness outstanding, all of which was attributable to capital equipment lease financing.

The indenture under which the notes were issued does not restrict our or our subsidiaries’ ability to incur additional senior or other indebtedness. See “Description of the Notes — Ranking.”

Sinking Fund	None.

Registration Rights	Pursuant to a registration rights agreement, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC with respect to the notes and the common stock issuable upon conversion of the notes. See “Description of the Notes — Registration Rights; Liquidated Damages.”

Use of Proceeds	We will not receive any of the proceeds from the resale by the selling security holders of the notes or the common stock issuable upon conversion of the notes.

Trading	Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system or any securities exchange, and we cannot assure you about the liquidity of or the development of any trading market for the notes. Our common stock is quoted on the Nasdaq National Market under the symbol “DCTM.”

Indenture and Trustee	We have issued the notes under an indenture, dated as of April 5, 2002, between Wilmington Trust Company, as trustee, and us.

Risk Factors	Investing in the notes or the common stock involves a high degree of risk. You should carefully consider the information under “Risk Factors” beginning on page 4 and the other information included in this prospectus or incorporated herein by reference before investing in the notes or the common stock.

RISK FACTORS

      Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not know of or that we currently think are immaterial may also impair our business. If any of the events and circumstances described in the following risks actually occur, our business, financial condition or results of operations could suffer and the trading price of the notes and our common stock could decline.

Risks Related to Our Business

Our operating results are unpredictable and may vary from quarter to quarter.

      Our future operating results may vary significantly and are difficult to predict due to a number of factors, many of which are beyond our control. These factors include:

•	demand for our products;

•	the level of product and price competition;

•	the length of our sales cycle;

•	the size and timing of individual license transactions;

•	the delay or deferral of customer implementations;

•	our success in expanding our customer support organization, direct sales force and indirect distribution channels;

•	the timing of new product introductions and product enhancements;

•	changes in our pricing policy;

•	the publication of opinions concerning us, our products or technology by industry analysts;

•	the mix of products and services sold by us;

•	levels of our international sales;

•	activities of and acquisitions by competitors;

•	the timing of new hires;

•	changes in foreign currency exchange rates;

•	our ability to develop and market new products and control costs; and

•	domestic and international economic and political conditions.

      One or more of the foregoing factors may cause our operating expenses to be disproportionately high during any given period or may cause our net revenue and operating results to fluctuate significantly.

You should not rely on our quarterly operating results as an indication of our future results because they are subject to significant fluctuations.

      These fluctuations may negatively impact our stock price. Our net revenue and operating results may vary drastically from quarter to quarter because of numerous factors largely beyond our control, including the following:

•	the potential delay in recognizing revenue from license transactions;

•	the discretionary nature of our customers’ budget and purchase cycles;

•	variations in our customers’ fiscal or quarterly cycles;

•	the size and complexity of our license transactions;

•	the timing of new product releases;

•	seasonal variations in operating results; and

•	the tendency to realize a substantial amount of revenue in the last weeks, or even days, of each quarter.

      The United States, Europe and Asia/ Pacific have experienced a general decline in economic conditions over the past five quarters. The downturn in general economic conditions has led to reduced demand for a variety of goods and services, including many technology products. During the three months ended March 31, 2002, we experienced fluctuations in product demand as a result of domestic and international economic conditions.

      Each customer makes a discretionary decision to implement our products that is subject to its resources and budget cycles. Additionally, our license sales generally reflect a relatively high amount of revenue per order, and as a result, the loss or delay of individual orders could have a significant impact on quarterly operating results and revenue. Furthermore, the timing of license revenue is difficult to predict because of the length of our sales cycle, which typically ranges from three to nine months from initial contact. Also, our strategy of providing customers with complete content management solutions typically results in software licenses being bundled with services. In these cases, the delivery of services may delay recognition of license revenue.

      Because our operating expenses are based on anticipated revenue trends and because a high percentage of these expenses is relatively fixed, any shortfall from anticipated revenue or a delay in the recognition of revenue from license transactions could cause significant variations in operating results from quarter to quarter and could result in operating losses. If these expenses precede, or are not followed by, increased revenue, our operating results could be lower than expected and our common stock price may fall.

      As a result of the foregoing and other factors, operating results for any quarter are subject to significant variation, and we believe that period-to-period comparisons of our results of operations are not necessarily meaningful in terms of their relation to future performance. You should not rely upon these comparisons as indications of future performance. Furthermore, it is likely that our future quarterly operating results from time to time will not meet the expectations of public market analysts or investors, in which case there would likely be a drop in the price of our common stock.

Our sales and implementation cycles are lengthy and difficult to predict.

      In general, the timing of the sales and implementation of our products is lengthy and not predictable with any degree of certainty. Therefore, you should not rely on prior sales and implementation cycles as an indication of future cycles.

      The licensing of our software products is often an enterprise-wide decision by prospective customers and generally requires us to engage in a lengthy sales cycle (generally between three and nine months) to provide a significant level of education to prospective customers regarding the use and benefits of our products. The size and complexity of any particular transaction can also cause delays in the sales cycle. Additionally, the implementation of our products can involve a significant commitment of resources by customers over an extended period of time and is commonly associated with substantial information systems changes or upgrade efforts by the customer. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which we have little or no control. A delay in the sale of even a limited number of license transactions could result in lower than expected revenue and cause our operating results to vary significantly from quarter to quarter.

A substantial portion of our revenue is attributable to one family of products and related services.

      To date, substantially all of our revenue has been attributable to sales of licenses of the Documentum EDMS and Documentum 4i family of products and related services. We expect that Documentum 4i, newer product offerings and related services to continue to account for a substantial majority of our future revenue.

As a result, factors adversely affecting the pricing of or demand for such products, such as competition or technological change, could harm our business, financial condition and results of operations.

Our failure to identify new product opportunities or to develop new products or versions could harm our business.

      The content management software and services market in which we compete is characterized by (1) rapid technological change, (2) frequent introduction of new products and enhancements, (3) changing customer needs, and (4) evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Accordingly, the life cycles of our products are difficult to estimate. To keep pace with technological developments, evolving industry standards and changing customer needs, we must support existing products and develop new products. Our future success also depends in part on our ability to execute on our strategy of developing Web content management and business-to-business solutions and to maintain and enhance relations with technology partners, including relational database maintenance system vendors, in order to provide our customers with integrated product solutions.

      We may not be successful in maintaining and enhancing the aforementioned relationships or in developing, marketing and releasing new products or new versions of our products that respond to technological developments, evolving industry standards or changing customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction and sale of these enhancements. In addition, these enhancements may not adequately meet the requirements of the marketplace and may not achieve any significant degree of market acceptance. If we fail to successfully maintain or enhance relationships with our technology partners or to execute on our integrated product solution strategy, or if release dates of any future products or enhancements are delayed, or if these products or enhancements fail to achieve market acceptance when released, our business, operating results and financial condition could be harmed. We have in the past experienced delays in the release dates of enhancements to our products. While the delays we have experienced to date have been minor (not exceeding six months), there can be no assurance that we will not experience significant future delays in product introduction.

We are dependent on the market for enterprise content management solutions, which may not continue to grow.

      The market for content management software and services is intensely competitive, highly fragmented and rapidly changing. Our future financial performance will depend primarily on the continued growth of the market for content management software and services and the adoption of our products by organizations in this market. If the content management software and services market fails to grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be harmed.

We face intense competition from several competitors and we may be unable to compete successfully.

      Our products target the emerging market for Web-based and client/server software solutions. This market is intensely competitive, rapidly changing and significantly affected by new product introductions and other market activities of industry participants. We encounter direct competition from a number of public and private companies that offer a variety of products and services addressing this market. These companies include FileNet, OpenText, Interwoven, Stellent and Vignette. Additionally, several other enterprise software vendors, such as Microsoft, Oracle and Lotus (a division of IBM) are potential competitors in the future. Many of these current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we do. In addition, several of these companies, including Microsoft, Oracle, Lotus and others, have well-established relationships with our current and potential customers and strategic partners, as well as extensive resources and knowledge of the enterprise software industry that may enable them to more easily offer a single-vendor solution. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than we can.

      We also face indirect competition from systems integrators. We rely on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as for recommendations of our products during the evaluation stage of the purchase process. Although we seek to maintain close relationships with these service providers, many of them have similar, and often more established, relationships with our competitors. If we were unable to develop and maintain effective, long-term relationships with these third parties, our competitive position would be materially and adversely affected. Further, many of these third parties possess industry-specific expertise and have significantly greater resources than we do, and may market software products that compete with us in the future.

      There are many factors that may increase competition in the market for Web-based and client/ server software solutions, including (1) entry of new competitors, (2) alliances among existing competitors and (3) consolidation in the software industry. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could harm our business, financial condition and operating results. If we cannot compete successfully against current and future competitors or overcome competitive pressures, our business, operating results and financial condition may be harmed.

We are dependent on a relatively small number of customers and those customers tend to be concentrated in several industries.

      Our success depends on maintaining relationships with our existing customers. A relatively small number of customers have accounted for a significant percentage of our revenue. Additionally, our customers are somewhat concentrated in the process and discrete manufacturing, pharmaceutical, financial services and high technology industries. We expect that sales of our products to a limited number of customers and industry segments will continue to account for a significant percentage of revenue for the foreseeable future. The loss of a small number of customers or any reduction or delay in orders by any such customer, or our failure to market our products successfully to new customers and new industry segments could harm our business and our prospects.

We rely on a number of relationships with third parties for sales, distribution and integration and our failure to maintain these relationships, or establish new relationships, could harm our business.

      We have established strategic relationships with a number of organizations that we believe are important to our sales, marketing and support activities and the implementation of our products. We believe that our relationships with these organizations, including indirect channel partners and other consultants, provide marketing and sales opportunities for our direct sales force, expand the distribution of our products and broaden our product offerings through product bundling. These relationships allow us to keep pace with the technological and marketing developments of major software vendors and provide us with technical assistance for our product development efforts. Our failure to maintain these relationships, or to establish new relationships in the future, could harm our business.

We depend on the services of key personnel.

      Our future performance depends in significant part on the continued service of our key technical, sales and senior management personnel, none of whom is bound by an employment agreement with us. The loss of services of one or more of our executive officers or key technical personnel could harm our business, operating results and financial condition.

      Our future success also depends on our continuing ability to attract and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that we can retain key employees or that we can attract, assimilate or retain other highly qualified personnel in the future.

We are subject to risks associated with international operations.

      Our revenue is primarily derived from large multi-national companies. To service the needs of these companies, we must provide worldwide product support services. We have offices in London, Paris, Munich,

Tokyo, Melbourne, Hong Kong, Mexico City, Singapore, Taipei, and Seoul. We operate our international technical support operations in the London, Munich and Melbourne offices. We have expanded, and intend to continue expanding, our international operations and enter additional international markets. This will require significant management attention and financial resources that could adversely affect our operating margins and earnings. We may not be able to maintain or increase international market demand for our products. If we do not, our international sales will be limited and operating results could suffer.

      Our international operations are subject to a variety of risks, including (1) foreign currency fluctuations, (2) economic or political instability, (3) shipping delays, (4) various trade restrictions, (5) our limited experience in, and the costs of, localizing products for foreign countries, (6) longer accounts receivable payment cycles, and (7) difficulties in managing international operations, including, among other things, the burden of complying with a wide variety of foreign laws.

Our industry is characterized by vigorous pursuit and protection of intellectual property rights that could result in substantial cost to us.

      We rely primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition, and reliable product maintenance are essential to establishing and maintaining a technology leadership position. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

      Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate. Additionally, our competition may independently develop similar technology.

      Although we do not believe that we are infringing any proprietary rights of others, third parties may claim that we have infringed their intellectual property rights. Furthermore, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of such former employers. Any such claims, with or without merit, could (1) be time-consuming to defend, (2) result in costly litigation, (3) divert management’s attention and resources, (4) cause product shipment delays, and (5) require us to pay money damages or enter into royalty or licensing agreements. A successful claim of intellectual property infringement against us and our failure or inability to license or create a workaround for such infringed or similar technology may result in substantial damages payments or termination of sales of infringing products.

      We license certain software from third parties, including software that is integrated with internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on acceptable terms. The loss of, or inability to maintain, any of these software licenses could result in shipment delays or reductions, resulting in lower than expected operating results.

We may face product liability claims from our customers.

      Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license agreements may not be effective under the laws of certain jurisdictions. A successful product liability claim brought against us could result in payment of substantial damages.

We are subject to risks associated with product defects and incompatibilities.

      Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Also, new products or enhancements may contain undetected errors, or “bugs,” or performance problems that, despite testing, are discovered only after a product has been installed and used by customers. Errors or performance problems could cause delays in product introduction and shipments or require design modifications, either of which could lead to a loss in or delay in recognition of revenue.

      Our products are typically intended for use in applications that may be critical to a customer’s business. As a result, we expect that our customers and potential customers will have a greater sensitivity to product defects than the market for software products generally. Despite extensive testing by us and by current and potential customers, errors may be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, damage to our reputation, diversion of development resources, the payment of monetary damages or increased service or warranty costs, any of which could harm our business, operating results and financial condition.

We are subject to risks associated with acquisitions.

      As part of our business strategy, we frequently evaluate strategic opportunities available to us and expect to make acquisitions of, or significant investments in, businesses that offer complementary products and technologies. Any future acquisitions or investments would, expose us to the risks commonly encountered in acquisitions of businesses. Future acquisitions of complementary technologies, products or businesses will result in the diversion of management’s attention from the day-to-day operations of our business and the potential disruption of our ongoing business. Additionally, such acquisitions may include numerous other risks, including difficulties in the integration of the operations, products and personnel of the acquired companies. Future acquisitions may also result in dilutive issuances of equity securities, the incurrence of debt and write down or impairment expenses related to goodwill and other intangible assets. Our failure to successfully manage future acquisitions may harm our business and financial results.

Our stock price is extremely volatile.

      The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by us or our competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to ours and which have been unrelated to the operating performance of these companies. These market fluctuations may decrease the market price of our common stock.

Some provisions in our certificate of incorporation and our bylaws could delay or prevent a change in control.

      Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further approval by our stockholders. The preferred stock could be issued with voting, liquidation, dividend and other rights superior to those of the common stock. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. We have instituted a classified board of directors in our amended and restated certificate of incorporation. We have also implemented a share purchase plan under which all stockholders of record as of February 24, 1999 received certain rights to purchase shares of a new series of preferred stock. The rights are exercisable only if a person or group acquires 20% or more of our common stock or announces a tender offer for 20% or more of our common stock. These provisions and certain other provisions of our amended and restated certificate of incorporation and certain provisions of our amended and restated bylaws and of Delaware law, could delay or make more difficult a merger, tender offer or proxy contest.

Risks Related to Arthur Andersen LLP

You may have no effective remedy against Arthur Andersen LLP in connection with a material misstatement or omission in our financial statements incorporated by reference in this prospectus.

      Our consolidated financial statements as of and for each of the three years in the period ended December 31, 2001 were audited by Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen as required by Section 7 of the Securities Act. Because Arthur Andersen has not consented to the inclusion of its audit reports in this prospectus, your ability to assert claims against Arthur Andersen may be limited. In particular, because of this lack of consent, you will not be able to sue Arthur Andersen under Section 11(a)(4) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated in those financial statements and therefore your right of recovery under that section may be limited.

Risks Related to the Notes

The notes are subordinated to all of our secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries.

      The notes are junior in right of payment to all of our existing and future secured indebtedness to the extent of the value of the assets securing those debts, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables. As of June 1, 2002, we and our subsidiaries had approximately $190,000 of secured indebtedness outstanding, all of which was attributable to capital equipment lease financing. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes and, as a result, the notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries with respect to our subsidiaries’ assets. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our secured indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of the Notes — Ranking.”

We may not have the ability to raise the funds necessary to finance the change in control offer required by the indenture.

      If we undergo a change in control (as defined in the indenture), each holder of the notes may require us to repurchase all or a portion of the holder’s notes. We cannot assure you that there will be sufficient funds available for any required repurchases of these securities if a change in control occurs. In addition, the terms of any agreements related to borrowing which we may enter from time to time may prohibit or limit or make our repurchase of the notes an event of default under those agreements. If we fail to repurchase the convertible notes in that circumstance, we will be in default under the indenture governing the notes. See “Description of the Notes — Change in Control Permits Purchase of the Notes by Us at the Option of the Holder.”

Absence of a public market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time.

      Since their initial issuance, the notes have been eligible for trading on the PORTAL Market of The Nasdaq Stock Market, Inc. However, the notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes on any other automated interdealer quotation system or any securities exchange. UBS Warburg LLC, the initial purchaser of the notes, advised us at the time of the initial offering that it intended to make a market in the notes. The initial purchaser may cease its market-making at any time without notice. We cannot assure you that an active trading market for the notes will develop or, if such market develops, how liquid it will be.

      If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

The price at which our common stock may be purchased on the Nasdaq National Market is currently lower than the conversion price of the notes and may remain lower in the future.

      The notes being offered by this prospectus are convertible into shares of our common stock. Prior to electing to convert the notes, a note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock is quoted on the Nasdaq National Market under the symbol “DCTM.” On July 1, 2002, the last reported sale price of our common stock was $11.36 per share. The initial conversion price of the notes is $30.02 per share. As discussed above, the market price of our common stock is subject to significant fluctuations. These fluctuations, as well as economic conditions generally, may adversely affect the market price of the notes.

The notes may not be rated or may receive a lower rating than anticipated.

      We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces its rating in the future, the market price of the notes and our common stock would likely decline.

WHERE YOU CAN FIND MORE INFORMATION

      This prospectus is part of a registration statement on Form S-3 (Registration No.           ) that we filed with the Securities and Exchange Commission, referred to as the SEC. The registration statement contains more information than this prospectus regarding us, the notes and our common stock, including certain exhibits and schedules.

      The SEC allows us to “incorporate” into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, and information that we file with the SEC subsequent to the date of this prospectus will update and supersede the information in this prospectus. We incorporate by reference the documents listed below and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, referred to as the Exchange Act, until we terminate the offering of the notes and shares of common stock offered by this prospectus, including documents filed subsequent to the date of the initial registration statement and prior to its effectiveness. The following documents are incorporated by reference into this prospectus:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2001;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002; and

•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on February 1, 1996, as amended through the date hereof.

      You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

      Documentum, Inc.

6801 Koll Center Parkway
Pleasanton, CA 94566-7047
(925) 600-6800

      Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into that filing.

      You may read and copy the registration statement and the reports, proxy statements and other filings we make with the SEC at the Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room of the SEC by calling the SEC at 1-800-SEC-0330.

      The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

      You can also inspect reports, proxy statements and other information about our company at the offices of The National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements address, among other things:

•	our future financial performance;

•	our business and product strategy;

•	our competitive position; and

•	our future plans, objectives or goals.

      In some cases, forward-looking statements can be identified by words such as “may,” “will,” “expects,” “intends,” “plans,” “anticipates,” “estimates,” “potential,” or “continue” or the negatives of these words or other comparable words. These forward-looking statements are based on current expectations and involve known and unknown risks and uncertainties that may cause our results, levels of activity, performance or achievements or those of our industry to be materially different from those expressed in or implied by the forward-looking statements. We urge you to consider carefully cautionary statements described in “Risk Factors” beginning on page 4, which identify important factors that could cause actual results to differ materially from those in any forward-looking statement.

      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and of information currently and reasonably known. We undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this prospectus or to reflect the occurrence or effect of anticipated or unanticipated events, except that we intend to so update this prospectus if required by law.

      Unless stated otherwise, references in this prospectus to “Documentum,” “the Company,” “we,” “our,” or “us” refer only to Documentum, Inc., a Delaware corporation, unless the context otherwise requires.

      Documentum®, Documentum 4iTM, Documentum eContent ServerTM and the Documentum logo are trademarks or registered trademarks or service marks of Documentum, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies or organizations.

USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling security holders of the notes or the shares of common stock issuable upon conversion of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings include pre-tax earnings from continuing operations plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and the portion of net rental expense deemed representative of the interest component. For the periods indicated below, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table below. Our ratio of earnings to fixed charges for each of the periods shown is as follows:

						Three-
						Months
						Ended
	Years Ended December 31,					March 31,

	2001	2000	1999	1998	1997	2002	2001

Ratio of Earnings to Fixed Charges	(1)	4.1	(1)	(1)	11.5	(1)	(1)

(1)	Earnings were insufficient to cover fixed charges by $37.1 million, $16.5 million, $21.7 million, $2.9 million and $14.6 million in years ended December 31, 2001, 1999, 1998, and the three-month periods ended March 31, 2002 and 2001, respectively.

SELLING SECURITY HOLDERS

      We originally issued the notes to UBS Warburg LLC in a private placement in April 2002. Our net proceeds from the sale and issuance of the notes to UBS Warburg LLC was $121.0 million, after deducting the discount and estimated expenses of the offering. The notes were immediately resold by UBS Warburg LLC to persons reasonably believed by UBS Warburg LLC to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the notes and the common stock into which the notes are convertible pursuant to this prospectus. Our registration of the notes and the common shares issuable upon conversion of the notes does not necessarily mean that the selling security holders will sell all or any of the notes or the common stock.

      The following table sets forth certain information as of June 26, 2002, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling security holder and the number of shares of common stock that may be offered from time to time by each selling security holder under this prospectus. The information is based on information provided by or on behalf of the selling security holders. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $30.02 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling security holders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the selling security holders will sell all of the notes and all of common stock issuable upon conversion of the notes offered by this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. As of June 15, 2002, we had $125,000,000 in principal amount of the notes and 39,600,763 shares of common stock outstanding.

	Principal			Principal	Shares of
	Amount	Shares of		Amount of	Common
	of Notes	Common	Common	Notes Owned	Stock Owned
	Beneficially	Stock	Stock	After	After
	Owned and	Beneficially	Offered	Completion	Completion of
Name	Offered(1)	Owned(1)(2)	(1)(2)	of Offering	Offering

Akela Capital Master Fund, Ltd.	1,000,000	33,306	33,306	—	—
Allstate Corporation	1,500,000 (3)	49,959 (4)	49,959 (4)	—	—
Alta Partners Holdings, LDC	5,000,000	166,532	166,532	—	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	1,300,000	43,298	43,298	—	—
Argent Classic Convertible Arbitrage Fund L.P.	2,100,000	69,943	69,943	—	—
Argent LowLev Convertible Arbitrage Fund Ltd.	3,000,000	99,919	99,919	—	—
Bancroft Convertible Fund, Inc.	1,000,000	33,306	33,306	—	—
CALAMOS® Convertible Growth and Income Fund-CALAMOS® Investment Trust	2,600,000	86,596	86,596	—	—
CALAMOS® Convertible Technology Fund-CALAMOS® Investment Trust	75,000	2,497	2,497	—	—
Clinton Convertible Managed Trading Account 1 Limited(5)	2,350,000	19,983	19,983	—	—
Clinton Multistrategy Master Fund, Ltd.(5)	5,200,000	39,967	39,967	—	—
Clinton Riverside Convertible Portfolio Fund Limited(5)	5,200,000	39,967	39,967	—	—

	Principal			Principal	Shares of
	Amount	Shares of		Amount of	Common
	of Notes	Common	Common	Notes Owned	Stock Owned
	Beneficially	Stock	Stock	After	After
	Owned and	Beneficially	Offered	Completion	Completion of
Name	Offered(1)	Owned(1)(2)	(1)(2)	of Offering	Offering

Convertible Securities Fund	115,000	3,830	3,830	—	—
Deutsche Bank Securities Inc.	31,800,000	1,059,146	1,059,146	—	—
Ellsworth Convertible Growth and Income Fund, Inc.	1,000,000	33,306	33,306	—	—
Fidelity Financial Trust: Fidelity Convertible Securities Fund(6)	3,000,000	99,919	99,919	—	—
Highbridge International LLC	9,000,000	299,758	299,758	—	—
JMG Capital Partners, LP	1,500,000	49,959	49,959	—	—
JMG Triton Offshore Fund, Ltd.	1,500,000	49,959	49,959	—	—
KBC Financial Products (Cayman Island) Limited	5,700,000	189,847	189,847	—	—
Lincoln National Convertible Securities Fund	1,000,000	33,306	33,306	—	—
Lyxor Master Fund Ref: Argent/LowLev CB	1,300,000	43,298	43,298	—	—
Man Convertible Bond Master Fund, Ltd.	4,239,000	141,186	141,186	—	—
Nations Convertible Securities Fund	6,885,000	229,315	229,315	—	—
Oakwood Assurance Company	50,000	1,665	1,665	—	—
Oakwood Healthcare Inc. Endowment	10,000	333	333	—	—
Oakwood Healthcare Inc. Funded Depreciation	85,000	2,831	2,831	—	—
Oakwood Healthcare Inc. Pension	165,000	5,495	5,495	—	—
Oakwood Healthcare Inc.-OHP	15,000	499	499	—	—
Oakwood Healthcare, Inc.	325,000	10,824	10,824	—	—
Pacific Life Insurance Company	500,000	16,653	16,653	—	—
Robertson Stephens	5,000,000	166,532	166,532	—	—
St. Thomas Trading, Ltd.	7,261,000	241,838	241,838	—	—
Zurich Institutional Benchmark Master Fund Ltd.	800,000	26,645	26,645	—	—

(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of the notes.

(3)	Consists of $1,000,000 principal amount of the notes held by Allstate Insurance Company and $500,000 principal amount of the notes held by Allstate Life Insurance Company.

(4)	Consists of 33,306 shares of common stock issuable upon conversion of the notes held by Allstate Insurance Company and 16,653 shares of common stock issuable upon conversion of the notes held by Allstate Life Insurance Company.

(5)	Information is as of June 28, 2002.

(6)	Fidelity Financial Trust has indicated that it is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company (“FMR Co.”). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to Fidelity Financial Trust and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp., a Massachusetts corporation.

      Information about the selling security holders may change over time. Any changed information will be set forth in prospectus supplements and/or amendments. Other than arrangements and understandings with the initial purchaser for the purchase of the notes and the resale of the notes by it under Rule 144A under the Securities Act, we have no arrangements or understandings with any of the selling security holders to distribute the securities. UBS Warburg LLC was the initial purchaser in connection with the offer and sale of the notes in April 2002 and has, along with certain of its affiliates, purchased and may in the future continue to purchase software licenses and services from us. Additionally, UBS Warburg LLC, along with certain of its affiliates, may in the future perform financial advisory and investment banking services for us and our affiliates. Deutsche Bank, which is a named selling security holder, has, along with certain of its affiliates, purchased and may in the future continue to purchase software licenses and services from us. None of the other named selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

PLAN OF DISTRIBUTION

      The selling security holders and their successors, which includes their pledgees, donees, partnership distributees and other transferees receiving the notes or common stock from the selling security holders in non-sale transfers, may sell the notes and the underlying common stock directly to purchasers or through underwriters, broker-dealers or agents. Underwriters, broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

      The notes and the underlying common stock may be sold in one or more transactions,

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

      These sales may be effected in transactions, which may involve block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter-market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

      Selling security holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the notes or the underlying common stock and deliver these securities to close out short positions. In addition, the selling security holders may sell the notes and the underlying common stock short and deliver the notes and underlying common stock to close out short positions or loan or pledge the notes or the underlying common stock to broker-dealers that in turn may sell such securities.

      The aggregate proceeds to the selling security holders from the sale of the notes or underlying common stock will be the purchase price of the notes or common stock less any discounts and commissions. A selling security holder reserves the right to accept and, together with their agents, to reject (except when we decide to redeem the notes in accordance with the terms of the indenture) any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

      In order to comply with the securities laws of some jurisdictions, if applicable, the holders of notes and common stock into which the notes are convertible may sell in some jurisdictions through registered or licensed broker dealers. In addition, under certain circumstances in some jurisdictions, the holders of notes and common stock into which the notes are convertible be required to register or qualify the securities for sale or comply with an available exemption from the registration and qualification requirements.

      Our outstanding common stock is listed for trading on the Nasdaq National Market. Since their initial issuance, the notes have been eligible for trading on the PORTAL markets of The Nasdaq Stock Market, Inc. However, notes sold by means of this prospectus are not expected to remain eligible for trading on the PORTAL Market. We do not intend to list the notes for trading on any other automated interdealer quotation system or on any securities exchange. We cannot guarantee that any trading market will develop for the notes.

      The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions. The selling security holders have also agreed to comply with the prospectus delivery requirements of the Securities Act, if any.

      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. Each selling security holder has represented that it will not sell any notes or common stock pursuant to this prospectus except as described in this prospectus.

      If required, the specific notes or common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We entered into a registration rights agreement for the benefit of the holders of the notes to register the notes and common stock into which the notes are convertible under applicable federal securities laws under specific circumstances and specific times. Under the registration rights agreement, the selling security holders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the registration of the notes and the common stock, except that the selling security holders will pay all brokers’ commissions and, in connection with an underwritten offering, underwriting discounts and commissions.

DESCRIPTION OF THE NOTES

      The notes were issued under an indenture between us and Wilmington Trust Company, as trustee. The following statements are subject to the detailed provisions of the indenture and are qualified in their entirety by reference to the indenture. We will provide copies of the indenture to you upon request, and it is also available for inspection at the office of the trustee. Particular provisions of the indenture which are referred to in this prospectus are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by the reference. For purposes of this summary, the terms “Documentum,” “the Company,” “we,” “us” and “our” refer only to Documentum, Inc. and not to any of our subsidiaries. References to “interest” shall be deemed to include “liquidated damages” unless the context otherwise requires.

General

      The notes represent our senior unsecured obligations and rank equally with all our other senior unsecured indebtedness. However, the notes are structurally subordinated in right of payment to indebtedness of our subsidiaries and effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. The notes are convertible into our common stock as described under “Conversion Rights.” The notes are limited to $125,000,000 aggregate principal amount. Interest on the notes is payable semi-annually on April 1 and October 1 of each year, with the first interest payment to be made on October 1, 2002, at the rate of 4 1/2% per annum, to the persons who are registered holders of the notes at the close of business on the preceding March 15 and September 15, respectively. Unless previously redeemed, repurchased or converted, the notes will mature on April 1, 2007. The notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, the City of New York. Payments in respect of the notes may, at our option, be made by check and mailed to the holders of record as shown on the register for the notes.

      The notes were issued without coupons in denominations of $1,000 and integral multiples thereof.

      Holders may present for conversion any notes that have become eligible for conversion at the office of the conversion agent, and may present the notes for registration of transfer at the office of the trustee.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or on the repurchase of our securities. The indenture does not require us to maintain any sinking fund or other reserves for repayment of the notes.

      The notes are not subject to defeasance or covenant defeasance.

Conversion Rights

      Holders of the notes will be entitled at any time after the original issuance of the notes and before the close of business on the date of maturity of the notes, subject to prior redemption or repurchase, to convert the notes, or portions thereof (if the portions are $1,000 or whole multiples thereof), into 33.3065 shares of common stock per $1,000 of principal amount of notes. This rate results in an initial conversion price of approximately $30.02 per share. Except as described below, the number of shares into which a note is convertible will not be adjusted for dividends on any common stock issued on conversion. We will not issue fractional shares of common stock upon conversion of the notes, and instead will pay a cash adjustment based on the market price of the common stock on the last trading day prior to the conversion date. In the case of notes called for redemption, conversion rights will expire at the close of business on the date one business day prior to the redemption date.

      We are not obligated to pay accrued interest on the notes submitted for conversion. Accordingly, if a note is converted after the close of business on a record date for the payment of interest and before the opening of business on the next succeeding interest payment date, notes submitted for conversion must be accompanied by funds equal to the interest payable to the registered holder on the interest payment date on the principal amount of such notes submitted for conversion. We will then make the interest payment due on the interest payment date to the registered holder of the note on the record date. Notwithstanding anything to the contrary in this paragraph, any note submitted for conversion need not be accompanied by any funds if such note has been called for redemption on a redemption date after the close of business on a record date for the payment of interest and before the close of business on the business day following the corresponding interest payment date.

      As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the full number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. For a discussion of the tax treatment of a holder receiving common shares upon surrendering the notes for conversion, see “Material United States Federal Income Tax Considerations — Tax Consequences to United States Holders — Conversion of the notes.”

      We will adjust the conversion rate for:

•	dividends or distributions on shares of our common stock payable in common stock or other capital stock of ours;

•	subdivisions, combinations or certain reclassifications of our common stock;

•	distributions to all holders of common stock of certain rights or warrants entitling them for a period of 60 days or less to purchase common stock at less than the current market price at the time;

•	distributions to all holders of our common stock of our assets or debt securities or certain rights to purchase our securities, but excluding cash dividends or other cash distributions from current or retained earnings referred to in the next paragraph;

•	all-cash distributions to all or substantially all holders of our common stock in an aggregate amount that, together with:

•	any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment, and

•	all other all-cash distributions to all or substantially all stockholders made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 15% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the distribution; or

•	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with:

•	any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment, and

•	all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 15% of the market capitalization of our common stock on the expiration date of the tender offer.

      Each adjustment referred to above will be made upon conclusion of the applicable event. We will not adjust the conversion rate, however, if holders of the notes are to participate in the transaction without conversion, or in certain other cases.

      To the extent that our stockholders rights plan is still in effect, upon conversion of the notes into common stock, the holders will receive, in addition to the common stock, the rights described in our stockholders rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions. If we implement a new stockholders rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

      Except as stated above or in the indenture, the number of shares issuable on conversion will not be adjusted for the issuance of common stock or any securities convertible or exchangeable for common stock, or carrying the right to purchase any of the foregoing. Except as stated above or in the indenture, the terms of the notes do not require any adjustment for rights to purchase common stock pursuant to our present or any future stockholder rights plan or pursuant to any plans we have for reinvestment of dividends or interest, or for a change in the par value of the common stock. To the extent that the notes become convertible into cash, no adjustment will be required thereafter as to cash.

      No adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. We may make increases in the conversion rate in addition to those required by the foregoing provisions as we in our discretion shall determine to be advisable in order that stock-based distributions subsequently made by us to our stockholders shall not be taxable or for any other appropriate reason. We may also increase the conversion rate by any amount for a period of at least 20 days if our board of directors determines that such increase would be in the best interests of the company.

      If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction.

      In the event of:

•	a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to Federal income tax as a dividend. See “Material United States Federal Income Tax Considerations — Tax Consequences to United States Holders — Constructive dividends on the notes.”

Redemption of Notes at Our Option

      Prior to April 5, 2005, we cannot redeem the notes. The notes will be redeemable at our option, in whole or in part, at any time on or after April 5, 2005, on any date not less than 30 nor more than 60 days after the mailing of a redemption notice to each holder of the notes to be redeemed at the address of the holder appearing in the security register. The redemption price for the notes, expressed as a percentage of principal amount, if redeemed during the twelve-month periods set forth below, is as follows:

Period Beginning	Redemption Price

April 5, 2005	101.8%
April 2, 2006 and thereafter	100.9%

      Accrued and unpaid interest will also be paid to the redemption date.

      If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed on a pro rata basis in principal amounts of $1,000 or integral multiples of $1,000. If a portion of a holder’s notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

      No sinking fund is provided for the notes.

Change in Control Permits Purchase of the Notes by Us at the Option of the Holder

      In the event of a change in control (as defined below) with respect to us, each holder will have the right (whether or not we deliver the notice described below), at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder’s notes at a price equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest to the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount. We will be required to purchase the notes no later than 30 business days after notice of a change in control has been mailed as described below. We refer to this date in this prospectus as the “change in control purchase date.”

      Within 30 business days after the occurrence of a change in control, we must mail to the trustee and to all holders of the notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state, among other things:

•	the events causing a change in control;

•	the date of such change in control;

•	the last date on which a holder may exercise the purchase right;

•	the change in control purchase price;

•	the change in control purchase date;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate;

•	that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture; and

•	the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the change in control purchase date. The required purchase notice upon a change in control must state:

•	the certificate numbers of the notes to be delivered by the holder, if applicable;

•	the portion of the principal amount of the notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

•	that we are to purchase such notes pursuant to the applicable provisions of the notes.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day prior to the change in control purchase date. The notice of withdrawal must state:

•	the principal amount of the notes being withdrawn;

•	the certificate numbers of the notes being withdrawn, if applicable; and

•	the principal amount, if any, of the notes that remain subject to a change in control purchase notice.

      Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. We will cause the change in control purchase price for such note to be paid promptly following the later of the change in control purchase date or the time of delivery of such note.

      If the paying agent holds money sufficient to pay the change in control purchase price of the note on the change in control purchase date in accordance with the terms of the indenture, then, immediately after the change in control purchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a “change in control” is deemed to have occurred at such time as:

•	any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act), other than us, our subsidiaries or their employee benefit plans, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed;

•	at any time the following persons cease for any reason to constitute a majority of our board of directors:

•	individuals who on the issue date of the notes constituted our board of directors, and

•	any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by at least a majority of the directors then still in office who were either directors on the issue date of the notes or whose election or nomination for election was previously so approved; or

•	the sale, lease or transfer of all or substantially all of our assets and property to any “person” or “group” (other than to one of our wholly-owned subsidiaries) (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act. Our grant of a security interest in our properties or assets in connection with a financing arrangement is not a conveyance, transfer or lease for the foregoing purposes.

      However, a change in control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such trading day; or

•	in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation constituting the change in control consists of common stock traded on a U.S. national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

      In connection with any purchase offer in the event of a change in control, we will to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable;

•	file Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

      The phrase “all or substantially all” of our assets will likely be interpreted under applicable law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, lease or transfer of “all or substantially all” of our assets has occurred, in which case a holder’s ability to require us to purchase their notes upon a change in control may be impaired. In addition, we can give no assurance that we will be able to acquire the notes tendered upon a change in control.

      The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our Company.

      We could, in the future, enter into certain transactions, including certain capitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our, or our subsidiaries’, indebtedness.

      We may not purchase the notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Ranking

      The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured debt. However, the notes are effectively subordinated to our secured debt to the extent of the value of the assets securing such debt.

      In addition, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables) of our subsidiaries. Any right that we have to receive assets of any of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we ourselves are recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

      A significant portion of our operations may in the future be conducted through subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available therefor, whether by dividends, loans or other payments. The payment of dividends and loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations.

      There are no restrictions in the indenture upon the creation of additional senior indebtedness by us, or on the creation of any indebtedness by us or any of our subsidiaries. As of June 1, 2002, we had approximately $190,000 of secured debt outstanding, all of which was attributable to capital equipment lease financing.

Merger or Consolidation, or Conveyance, Transfer or Lease of Properties and Assets

      The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

•	the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	such person assumes all our obligations under the notes and the indenture; and

•	we or such successor person shall not immediately thereafter be in default under the indenture.

      Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Our grant of a security interest in our properties or assets in connection with a financing arrangement is not a conveyance, transfer or lease for the foregoing purposes.

      Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a change in control permitting each holder to require us to purchase the notes of such holder as described in “— Change in Control Permits Purchase of the Notes by Us at the Option of the Holder.”

Events of Default

      Each of the following will be an event of default for the notes:

•	we fail to pay the principal amount, redemption price or change in control purchase price with respect to any note when such amount becomes due and payable;

•	we fail to pay accrued and unpaid interest, if any (including liquidated damages), on the notes for 30 days;

•	we fail to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and we fail to cure (or obtain a waiver of) such default within 60 days (or, in the case of a default by us to deliver a change in control notice as provided in the indenture, 30 days) after receipt of such notice;

•	our default in the payment at the final maturity thereof, after the expiration of any applicable grace period, of principal of, or premium, if any, on indebtedness for money borrowed, other than non-recourse indebtedness, in the principal amount then outstanding of $10 million or more, or acceleration of any indebtedness in such principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded within 30 days after notice to us in accordance with the indenture; or

•	certain events of bankruptcy, insolvency or reorganization affecting us.

      If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of our bankruptcy, insolvency or reorganization, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

Modifications of the Indenture

      We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

•	reduce the rate or change the time of payment of interest (including any liquidated damages) on any note;

•	make any note payable in money or securities other than that stated in the note;

•	change the stated maturity of any note;

•	reduce the principal amount, redemption price or change in control purchase price with respect to any note;

•	make any change that adversely affects the right of a holder to require us to purchase a note;

•	change the right to convert, or receive payment with respect to, a note, or the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

      Without notice to, or the consent of, any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

•	to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

•	to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

•	to secure our obligations in respect of the notes;

•	to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the indenture under the Trust Indenture Act;

•	to cure any ambiguity, defect, omission or inconsistency in the indenture;

•	to provide for uncertificated notes; or

•	to make any changes that do not adversely affect the rights of any holder.

      No supplemental indenture entered into pursuant to the second, third, fourth or fifth bullets of the preceding paragraph may be entered into without the consent of the holders of a majority in principal amount of the notes, if such supplemental indenture would materially and adversely affect the interests of the holders of the notes.

      The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

•	waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

•	waive any past default under the indenture and its consequences, except a default in the payment of the principal amount, accrued and unpaid interest, if any (including liquidated damages), redemption price or change in control purchase price or obligation to deliver common shares upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Unclaimed Money; Prescription

      If money deposited with the trustee or paying agent for the payment of principal or interest remains unclaimed for two years or such shorter period under applicable state escheat laws, the trustee and paying agent shall notify us and shall pay the money back to us at our written request. Thereafter, holders of the notes entitled to the money must look to us for payment, subject to applicable law, and all liability of the trustee and the paying agent shall cease. Other than as described in this paragraph, the indenture does not provide for any prescription period for the payment of interest and principal on the notes.

Governing Law

      The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, without giving effect to such state’s conflict of laws principles.

Reports to Trustee

      We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

Concerning the Trustee

      The trustee for the notes is Wilmington Trust Company. The transfer agent for our common stock is EquiServe. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not a trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign. The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee; provided that such direction may not conflict with any law or the indenture, the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction or the trustee may decline to take any action that would benefit some holders to the detriment of other holders.

Form, Denomination and Registration of Notes

      The notes were issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of both global securities and certificated securities, as further provided below. Notes sold in reliance on Rule 144A under the Securities Act are represented by a U.S. global security. See “— Global Securities” for more information. Notes sold to institutional accredited investors that are not qualified institutional buyers will be issued in the form of certificated securities. See “— Certificated Securities” for more information.

      The trustee is not required:

•	to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased;

•	to register the transfer of or exchange any note so selected for redemption or repurchase in whole or in part, except, in the case of a partial redemption or repurchase, that portion of any of the notes not being redeemed or repurchased; or

•	if a redemption or a repurchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or repurchase.

      See “— Global Securities,” and “— Certificated Securities” for a description of additional transfer restrictions applicable to the notes.

      No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Securities

      Notes resold under the registration statement, of which this prospectus forms a part, will be represented by one or more permanent global security in definitive, fully-registered form, which will be deposited with a custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or a nominee for DTC. Noteholders may hold their interests in a global security directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants.

      Except in the limited circumstances described below and in “— Certificated Securities,” holders of the notes represented by interests in a global security will not be entitled to receive the notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      The notes are held by DTC through its book-entry settlement system. The custodian and DTC will electronically record the principal amount of the notes represented by global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

      Payments of principal and interest under each global security will be made to DTC’s nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

      DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (including the initial purchaser), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Certificated Securities

      Notes sold to institutional accredited investors that are not qualified institutional buyers will be issued and physically delivered in certificated form only and may not be represented by an interest in a global security.

      A certificated security may be transferred to a person who wishes to hold a certificated security only upon receipt by the trustee of an institutional accredited investor certificate of the transferee, together with an opinion of counsel and such other certifications and evidence as we may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. Any such transfer of certificated securities to an institutional accredited investor must involve notes having a principal amount of not less than $100,000. The restrictions on transfer described in this paragraph will not apply (1) to notes sold pursuant to a registration statement under the Securities Act or (2) after such time (if any) as we determine and instruct the trustee that the notes are eligible for resale pursuant to Rule 144(k) under the Securities Act. There is no assurance that the notes will become eligible for resale pursuant to Rule 144(k). Notwithstanding the foregoing, certificated securities that do not bear a restricted legend will not be subject to the restrictions described above applicable to transfers to persons who will hold in the form of beneficial interests in certificated securities.

      If DTC notifies us that it is unwilling or unable to continue as depositary for a global security and a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global security for one or more certificated securities registered in the name of the owner of such beneficial interest, as identified by DTC. Any such certificated security issued in exchange for a beneficial interest in the global security will bear a restricted legend and accordingly will be subject to the restrictions on transfer applicable to certificated securities bearing such restricted legends.

Same-Day Settlement and Payment

      The indenture will require that payments in respect of the notes represented by the global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global securities. With respect to notes in certificated form, we will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

      The notes represented by the global securities are eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Purchase and Cancellation

      All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

      We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Registration Rights; Liquidated Damages

      We and the initial purchaser entered into a registration rights agreement on April 5, 2002. Pursuant to the registration rights agreement, we agreed to file the shelf registration statement, of which this prospectus is a part, to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We agreed to use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC within 180 days of the date on which we issue the notes. Notwithstanding the foregoing, we will be permitted to prohibit offers and sales of registrable securities pursuant to the shelf registration statement under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a “suspension period”). “Registrable securities” means each note and any underlying share of common stock until the earlier of (x) the date on which such note or underlying share of common stock has been effectively registered under the Securities Act and disposed of, whether or not in accordance with the shelf registration statement, and (y) the date which is two years after the date of original issue of such note.

      Holders of the registrable securities will be required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement within the periods set forth in the registration rights agreement in order to have their registrable securities included in the shelf registration statement. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the liquidated damages described in the following paragraph. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder’s ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

      If:

•	the shelf registration statement has not been declared effective by the SEC within 180 days of the date on which we issue the notes, or

•	the shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 30 days in the aggregate in any 3-month period or 120 days in the aggregate in any 12-month period,

(each such event referred to in the bullets above being referred to as a “registration default”), we will pay liquidated damages to each holder of registrable securities who has timely provided the required selling security holder information to us. The amount of liquidated damages payable during any period during which a registration default shall have occurred and be continuing is:

•	in the case of the notes, at a rate per year equal to 0.25% for the first 90-day period, at a rate per year equal to 0.50% for the next succeeding 90-day period and at a rate per year equal to 0.75% thereafter of the aggregate principal amount of such notes, or

•	in the case of common stock issued upon conversion of the notes, at a rate per year equal to 0.25% for the first 90-day period, at a rate per year equal to 0.50% for the next succeeding 90-day period and 0.75% thereafter of the then applicable conversion price (as defined below).

      So long as a registration default continues, we will pay liquidated damages in cash on April 1 and October 1 of each year to the holder of record of the notes or shares of common stock issued upon conversion of the notes, as the case may be, on the immediately preceding March 15 or September 15. Following the cure of all registration defaults, liquidated damages will cease to accrue with respect to such registration default.

      The term “applicable conversion price” means, as of any date of determination, $1,000 divided by the conversion rate then in effect as of the date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were the notes then outstanding.

      The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the initial purchaser upon request.

DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue up to 105,000,000 shares, divided into two classes designated “common stock” and “preferred stock.” Of such shares authorized, 100,000,000 shares are designated as common stock and 5,000,000 are designated preferred stock.

Common Stock

      As of June 15, 2002, there were 39,600,763 shares of common stock outstanding that were held of record by approximately 182 stockholders. We believe that the number of beneficial holders of our common stock is in excess of 6,500.

      The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders will not be able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any then outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of us, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

      Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the relative designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series without any further vote or action by stockholders. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or to make a removal of management more difficult. Similarly, the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in our control. Other than as discussed below in connection with our rights plan, we have no present plan or agreement to issue any shares of preferred stock.

Rights Plan

      On February 3, 1999, our board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock (par value $0.001) outstanding on that date and approved the further issuance of rights with respect to all shares of common stock that are subsequently issued. The rights were issued on February 24, 1999, expire 10 years after issuance, and will be exercisable only if a person or group becomes the beneficial owner of 20% or more of the common stock or commences a tender or exchange offer which would result in the offeror beneficially owning 20% or more of the common stock. Each right entitles the registered holder to buy one one-hundredth of a share of newly issued Series A junior participating preferred stock at an exercise price of $200.00, subject to certain adjustments. Each one one-hundredth of a share of such Series A junior participating preferred stock has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of common stock. We will generally be entitled to redeem the rights at a price of $0.001 per right at any time prior to the day of the first public announcement of the existence of a 20% holder. The description and terms of the Rights are set forth in a rights agreement dated as of February 3, 1999 entered into between us and the rights agent named therein. The rights agreement was filed as an exhibit to our current report on Form 8-K, dated February 3, 1999, filed with the SEC.

      The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors, except pursuant to an offer conditioned on a substantial number of rights being acquired.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is EquiServe.

Anti-Takeover Effects of Provisions of Our Charter Documents and Delaware Law

Advance Notice Requirements for Stockholder Proposals and Director Nominations

      Our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in management.

Stockholder Action by Written Consent; Special Meetings of Stockholders

      Our bylaws provide that all stockholder actions must be effected at a duly-called meeting of stockholders and not by written consent. Further, our bylaws provide that special meetings of stockholders may be called (i) by the chairman of the board of directors, (ii) by the chief executive officer, (iii) by a resolution adopted by a majority of the total number of authorized directors or (iv) by the holders of shares entitled to cast not less than 10% of the votes at the meeting. These provisions may lengthen the time required to take stockholder action and, as a result, may delay, deter or prevent changes in our control or management.

Removal of Directors

      Our amended and restated certificate of incorporation provides that directors may be removed from office by stockholders with cause by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of voting stock entitled to vote at an election of directors.

No Cumulative Voting; Classified Board

      Our amended and restated certificate of incorporation does not include a provision for cumulative voting for directors. Our amended and restated certificate of incorporation also provides that our board of directors be classified into three classes of directors. These provisions could discourage potential acquisition proposals and may make it more difficult for a minority of stockholders to elect any directors to our board.

Delaware Law

      Delaware law imposes restrictions on transactions between corporations and significant stockholders. Section 203 of the Delaware General Corporation Law prohibits, subject to specified exceptions, a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years from the date of the transaction in which the person became an interested stockholder, unless:

•	the interested stockholder attained this status prior to the time the board of directors approved the business combination;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding stock; or

•	the business combination is approved by the holders of the least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

      A business combination includes a merger, asset sale or other transaction resulting in financial benefit to the interested stockholder. In general, Section 203 defines “interested stockholder” as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. This statute could have the effect of preventing or delaying the completion of mergers, takeovers or other changes in control and accordingly, may discourage attempts to acquire us.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion describes the material United States federal income tax consequences of the ownership and disposition of the notes and our common stock into which such notes may be converted. This discussion applies only to notes that are held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, for investment). Similarly, this discussion applies only shares of our common stock (into which the notes may be converted) held as capital assets within the meaning of Section 1221 of the Code.

      This discussion does not describe the United States federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	regulated investment companies;

•	insurance companies;

•	pension funds;

•	tax-exempt organizations;

•	dealers in securities or foreign currencies;

•	persons holding notes as part of a “straddle,” hedge, “conversion” or similar transaction;

•	persons deemed to sell the notes or common stock under the constructive sale provisions of the Code;

•	United States Holders (as defined below) whose functional currency is not the United States dollar;

•	certain former citizens or residents of the United States;

•	partnerships or other entities classified as partnerships for United States federal income tax purposes; or

•	persons subject to the alternative minimum tax.

      This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with our statements or conclusions. PERSONS CONSIDERING THE PURCHASE OF CONVERTIBLE NOTES SHOULD CONSULT THEIR TAX ADVISERS WITH REGARD TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Tax Consequences to United States Holders

      As used herein, the term “United States Holder” means a beneficial owner of a note or our common stock that is for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if:

•	its administration is subject to the primary supervision of a court within the United States and one or more United States persons has authority to control all of its substantial decisions, or

•	it was in existence on August 20, 1996, and has elected to continue to be treated as a United States trust.

Payments of Interest

      Interest paid on a note will generally be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of the Notes

      Except as set forth below under “Market discount,” upon the sale, exchange or retirement (including redemption or repurchase) of a note for cash, a United States Holder will recognize taxable gain or loss equal to the difference between the amount realized (not including any amounts received in respect of accrued interest, which will be taxed as ordinary income) on the sale, exchange or retirement and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be equal to the United States Holder’s original purchase price for the note. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year.

Conversion of the Notes

      A United States Holder’s conversion of a note into our common stock generally will not be a taxable event, except that the receipt of cash in lieu of a fractional share of common stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the United States Holder’s tax basis in the fractional share).

      A United States Holder’s tax basis in common stock received upon a conversion of a note will be the same as the United States Holder’s basis in the note at the time of conversion, reduced by any basis allocated to a fractional share. The United States Holder’s holding period for the common stock received will include the Holder’s holding period for the note converted.

Constructive Dividends on the Notes

      If at any time we make a distribution of property to stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes (for example, distributions of our evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the notes is increased, that increase may be deemed to be a payment of a taxable dividend to you. If the conversion rate is increased at our discretion or in certain other circumstances, the increase also may be deemed to be a payment of a taxable dividend to you. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to United States Holders of our common stock.

Dividends on Common Stock

      If we make distributions on our common stock, those distributions will generally be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits as of the year of distribution, then as a tax-free return of capital to the extent of the United States Holder’s adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of that stock.

Sale of Common Stock

      Upon the sale or exchange of our common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the United States Holder’s adjusted tax basis in the common stock. That capital gain or loss will be long-term if the United States Holder’s holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

Market Discount

      A United States Holder who purchases a note at a discount may be affected by the market discount provisions of the Code. Market discount on a note generally will equal the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition (other than at original issue) exceeds the United States Holder’s adjusted tax basis in the note. Subject to a limited exception, these provisions generally require a United States Holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of that note to the extent of the accrued market discount on that note at the time of maturity or disposition, unless the United States Holder elects to include accrued market discount in income over the life of the note.

      This election to include market discount in income over the life of the note, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the United States Holder, under a constant yield method. If an election is made, it will apply only to the note with respect to which it is made, and may not be revoked. A United States Holder who acquires a note at a market discount and who does not elect to include accrued market discount in income over the life of the note may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until maturity or until the note is disposed of in a taxable transaction. If a United States Holder acquires a convertible note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

Amortizable Premium

      A United States Holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the note’s maturity date under a constant-yield method that reflects semiannual compounding based on the note’s payment period. Amortizable premium, however, will not include any premium attributable to a note’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Backup Withholding and Information Reporting

      Information returns will be filed with the IRS in connection with payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A United States Holder may be subject to United States backup withholding tax at the rates specified in the Code on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Tax Consequences to Non-United States Holders

      As used herein, the term “Non-United States Holder” means a beneficial owner of a note or our common stock that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident for United States federal income tax purposes;

•	a foreign corporation; or

•	a nonresident alien fiduciary of a foreign estate or trust.

Payments of Interest

      Subject to the discussion below concerning backup withholding, payments of interest on a note by us or any paying agent to any Non-United States Holder will not be subject to United States federal withholding tax, provided that:

•	the Non-United States Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, is not a bank receiving certain types of interest; and

•	the beneficial owner of the convertible note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address.

      If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, generally will be taxed in the same manner as a United States Holder (see “— Tax Consequences to United States Holders” above), except that the Non-United States Holder will be required to provide to us or our paying agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other United States tax consequences of the ownership and disposition of the notes including the possible imposition of a 30 percent branch profits tax. Non-United States Holders should also consult their own tax advisers with respect to applicable income tax treaties, which may provide different rules.

Sale, Exchange, Conversion or Redemption of the Notes and Common Stock

      A Non-United States Holder of a note will not be subject to United States federal income tax (i) upon conversion of a note into shares of our common stock, or (ii) on gain realized on the sale, exchange or redemption of the note or our common stock into which such note may be converted, unless the gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States. If a Non-United States Holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described above under “Tax Consequences to United States Holders — Sale, exchange or retirement of the notes,” assuming such gain is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States. Additionally, if we were to become a United States real property holding corporation, or USRPHC, a Non-United States Holder could be subject to federal income tax withholding with respect to gain realized on the disposition of the notes or shares of our common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of United States real property interests would be creditable against that Non-United States Holder’s United States federal income tax liability and could entitle that Non-

United States Holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future. If you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and you are not otherwise a resident of the United States for United States federal income tax purposes, you should consult your own tax advisor regarding the United States federal income tax consequences of the sale, exchange or other disposition of a note or our common stock into which such note may be converted.

Constructive Dividends on the Notes

      The conversion rate of the notes is subject to adjustment in some circumstances, which could give rise to a taxable deemed distribution to Non-United States Holders of the notes. See “— Tax Consequences to United States Holders — Constructive dividends” above. The deemed distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles and generally will be subject to United States withholding tax at a 30 percent rate, unless a lower rate is provided by an applicable income tax treaty or the distribution is effectively connected with the conduct by the Non-United States Holder of a trade or business in the United States. If that Non-United States Holder is a foreign corporation, and such income is effectively connected income, it may also be subject to a United States branch profits tax at a 30 percent rate or a lower rate as may be specified by an applicable income tax treaty.

Dividends on Common Stock

      Subject to the discussion below of backup withholding, dividends, if any, paid on our common stock to a Non-United States Holder generally will be subject to a 30 percent United States federal withholding tax, subject to reduction for Non-United States Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in “— United States Holders — Constructive dividends on the notes” above. Non-United States Holders will be required to satisfy certain certification requirements to claim treaty benefits.

      Except to the extent otherwise provided under an applicable income tax treaty, a Non-United States Holder generally will be taxed in the same manner as a United States Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, if required by an income tax treaty, are attributable to a permanent establishment maintained in the United States). If that Non-United States Holder is a foreign corporation, it may also be subject to a United States branch profits tax on that effectively connected income at a 30 percent rate or a lower rate as may be specified by an applicable income tax treaty.

United States Federal Estate Tax

      A note held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for United States federal estate tax purposes, will not be subject to United States federal estate tax if the individual did not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to that note would not have been effectively connected with the conduct by that individual of a trade or business in the United States. Common stock held by an individual who at the time of death is not a citizen or resident of the United States, as specially defined for United States federal estate tax purposes, will be included in that individual’s estate for United States federal estate tax purposes, and the applicable rate of tax may be reduced or eliminated if an estate tax treaty otherwise applies.

Backup Withholding and Information Reporting

      Information returns will be filed with the IRS in connection with payments on the notes or our common stock and the proceeds from a sale or other disposition of the notes or our common stock. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a United States person.

The certification procedures required to claim the exemption from withholding tax on certain payments on the notes described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to the Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is furnished to the IRS.

The Company

Deductibility of Interest

      Generally, under Section 279 of the Internal Revenue Code, an interest deduction in excess of $5.0 million is not permitted with respect to certain corporate acquisition indebtedness. Corporate acquisition indebtedness includes any indebtedness that is:

•	issued to provide consideration for the direct or indirect acquisition of stock or assets of another corporation;

•	subordinated;

•	convertible directly or indirectly into the stock of the issuing corporation; and

•	issued by a corporation that has a debt to equity ratio that exceeds 2 to 1.

      Our ability to deduct all of the interest payable on the notes will depend on the application of the foregoing tests to us. We do not believe that an interest deduction with respect to interest payments on the notes will be adversely affected by these rules. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes to the initial purchaser.

      Under Section 163(l) of the Internal Revenue Code, no deduction is permitted for interest paid or accrued on any indebtedness of a corporation that is payable in equity of the issuer or a related party. Debt is treated as debt payable in equity of the issuer if the debt is part of an arrangement designed to result in payment of the instrument with or by reference to the equity. These arrangements could include debt instruments that are convertible at the holder’s option if it is substantially certain that the option will be exercised. The legislative history indicates that it is not expected the provision will affect debt with a conversion feature where the conversion price is significantly higher than the market price of the stock on the date of the debt issuance. Accordingly, we do not believe that our interest deduction with respect to interest payments on the notes will be adversely affected by these rules.

      THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

LEGAL MATTERS

      Cooley Godward LLP, Palo Alto, California, will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

      The consolidated financial statements as of December 31, 2001, 2000 and 1999 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of Arthur Andersen LLP, independent accountants, and upon the authority of that firm as experts in auditing and accounting. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen to the inclusion of their reports in this prospectus, and we have dispensed with the requirement to file their consent in reliance on Rule 437a promulgated under the Securities Act. We refer you to “Risk Factors — Risks Related to Arthur Andersen LLP” for a discussion of the risks associated with our inability to obtain, after reasonable efforts, Arthur Andersen’s written consent.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses payable by the registrant in connection with the resale of the securities being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee	$11,500
Printing	20,000
Accounting fees and expenses	20,000
Legal fees and expenses	50,000
Miscellaneous	8,500

Total	$110,000

Item 15.     Indemnification of Directors and Officers

      As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

      Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

      We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for some expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of Documentum, arising out of the person’s services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

      We and UBS Warburg LLC entered into a registration rights agreement for the benefit of the holders of notes to register under the federal securities laws the notes and common stock into which the notes are convertible. This registration rights agreement contains provisions for cross-indemnification of the selling security holders and us and their and its respective directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 16.     Exhibits

Exhibit
Number	Description

4.1	Indenture, dated April 5, 2002, between Documentum, Inc. and Wilmington Trust Company, as Trustee
4.2	Form of Note (included in Exhibit 4.1)

Exhibit
Number	Description

4.3	Registration Rights Agreement, dated April 5, 2002, between Documentum, Inc. and UBS Warburg LLC
5.1	Opinion of Cooley Godward LLP
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Cooley Godward LLP (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney
25.1	Statement of Eligibility of Trustee (Form T-1)

Item 17.     Undertakings

      A.     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs A(1)(a) and A(1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      D.     The undersigned registrant hereby undertakes to file an application for the purposes of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations presented by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Pleasanton, California on July 2, 2002.

DOCUMENTUM, INC.

By:	/s/ DAVID DEWALT

President and Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints David DeWalt and Bob L. Corey his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement on Form S-3, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID DEWALT David DeWalt	President, Chief Executive Officer and Director (principal executive officer)	July 2, 2002

/s/ BOB L. COREY Bob L. Corey	Chief Financial Officer and Vice President (principal financial and accounting officer)	July 2, 2002

/s/ JEFFREY A. MILLER Jeffrey A. Miller	Chairman of the Board of Directors	July 2, 2002

Robert V. Adams	Chairman Emeritus

/s/ MICHAEL PEHL Michael Pehl	Director	July 2, 2002

/s/ GARY BANKS Gary Banks	Director	July 2, 2002

Signature	Title	Date

/s/ GEOFFREY A. MOORE Geoffrey A. Moore	Director	July 2, 2002
/s/ JOHN HAMM John Hamm	Director	July 2, 2002

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Indenture, dated April 5, 2002, between Documentum, Inc. and Wilmington Trust Company, as Trustee
4.2	Form of Note (included in Exhibit 4.1)
4.3	Registration Rights Agreement, dated April 5, 2002, between Documentum, Inc. and UBS Warburg LLC
5.1	Opinion of Cooley Godward LLP
12.1	Statement regarding Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Cooley Godward LLP (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see page II-4)
25.1	Statement of Eligibility of Trustee (Form T-1)